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                                                                    EXHIBIT 10.2








                                     FORM OF

                    TAX SHARING AND DISAFFILIATION AGREEMENT

                                 DATED AS OF [o]

                                 BY AND BETWEEN

                                 AON CORPORATION

                                       AND

                         COMBINED SPECIALTY CORPORATION


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                    TAX SHARING AND DISAFFILIATION AGREEMENT


                  TAX SHARING AND DISAFFILIATION AGREEMENT, dated as of [o], by and between Aon Corporation, a Delaware corporation ("AON"), and Combined Specialty Corporation, a Delaware corporation ("COMBINED SPECIALTY") and, as of the date hereof, a wholly-owned Subsidiary of Aon.


                                    RECITALS

                  WHEREAS, Aon is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which currently files consolidated federal income tax returns;

                  WHEREAS, pursuant to the Distribution Agreement dated as of [o] by and between Aon and Combined Specialty (the "DISTRIBUTION AGREEMENT"), Aon has contributed to Combined Specialty those Subsidiaries (as defined in the Distribution Agreement) of Aon engaged in the Combined Specialty Business (as defined in the Distribution Agreement) and substantially all of the assets and properties of the Combined Specialty Business held by Aon or its Subsidiaries that are not engaged in the Combined Specialty Business, and Combined Specialty has agreed to assume, or cause to be assumed by one or more of its Subsidiaries, certain liabilities and obligations arising out of or relating to the Combined Specialty Business (as more fully described in the Distribution Agreement, the "CONTRIBUTION"), and Aon will distribute to the holders of Aon Common Stock all of the outstanding shares of Combined Specialty Common Stock owned by Aon, with cash distributed in lieu of fractional shares of Combined Specialty Common Stock (as described more fully in the Distribution Agreement, the "DISTRIBUTION");

                  WHEREAS, Aon and Combined Specialty intend that the Contribution will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, and the Distribution will qualify as a distribution described in Section 355 of the Code and will not result in the recognition of any taxable gain or income to Aon or any stockholder of Aon [(except to the extent of cash received in lieu of any fractional shares of Combined Specialty Common Stock)];

                  WHEREAS, after the Distribution Date (as defined in the Distribution Agreement), none of the Combined Specialty Companies (as hereinafter defined) that prior to the Distribution Date was a member of the Aon Affiliated Group (as hereinafter defined) for federal income tax purposes will continue to be a member of the Aon Affiliated Group for federal income tax purposes;


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                  WHEREAS, the Combined Specialty Companies and the Aon
Companies desire on behalf of themselves and their successors to set forth their rights and obligations with respect to taxes due for periods before, on and after the Distribution Date; and

                  WHEREAS, capitalized terms used but not defined herein have the meanings set forth in the Distribution Agreement.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  1.01  For the purposes of this Agreement:

                  "AGREEMENT" means this Tax Sharing and Disaffiliation Agreement as the same may be amended from time to time.

                  "AON" has the meaning set forth in the preamble to this Agreement.

                  "AON AFFILIATED GROUP" means the corporations included in the affiliated group, as defined in Section 1504 of the Code, of which Aon is the common parent, and any successor group.

                  "AON COMPANIES" means, for any period, (i) Aon or (ii) an entity which is an affiliate of Aon after the Distribution Date. For the purposes of the foregoing, "affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with, Aon. For the purposes of this definition, the term "control" means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the term "controlled" has the meaning correlative to the foregoing. Notwithstanding the foregoing, for any period, Combined Specialty and Aon shall not be deemed to be under common control for purposes hereof solely due to the fact that Combined Specialty and Aon indirectly or directly have common stockholders.

                  "AON CONSOLIDATED RETURN" means any consolidated, combined or unitary tax return or amendment thereof of the Aon Affiliated Group.

                  "AON TAINTING ACT" means:


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                  (a) any inaccuracy or breach of any representation, warranty, or covenant that is made by Aon pursuant to Section 2.02 of this Agreement;

                  (b) any action (or failure to take any reasonably available action) by any of the Aon Companies; or

                  (c) any acquisition or other transaction involving the capital stock of Aon (other than the distribution of Combined Specialty Common Stock in the Distribution).

                  "AON TAXES" means:

                  (a) any Taxes (excluding Restructuring Taxes) that are attributable to any of the Aon Companies (taking into account the allocation principles of Sections 3.05 and 3.08), and

                  (b) any Taxes recognized as a result of a transaction described in Section 3.2 of the Distribution Agreement.

                  "APPLICABLE FEDERAL RATE" means the Federal short-term rate set forth in Section 1274(d) of the Code, compounded quarterly.

                  "CLAIM" has the meaning set forth in Section 5.03(a) of this Agreement.

                  "COMBINED SPECIALTY" has the meaning set forth in the preamble to this Agreement.

                  "COMBINED SPECIALTY COMPANIES" means, for any period, (i) Combined Specialty, (ii) an entity which is an affiliate of Combined Specialty after the Distribution Date and (iii) an entity at least a majority of the equity interests of which were owned at any time prior to the Distribution Date by an entity described in clause (i) or (ii) of this sentence, except for any of the Aon Companies. For the purposes of the foregoing, affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with, Combined Specialty. For the purposes of this definition, the term "control" means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the term "controlled" has the meaning correlative to the foregoing. Notwithstanding the foregoing, for any period, Combined Specialty and Aon shall not be deemed to be under common control for purposes hereof solely due to the fact that Combined Specialty and Aon indirectly or directly have common stockholders.

                  "COMBINED SPECIALTY TAINTING ACT" means:


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                  (a) any inaccuracy or breach of any representation, warranty, or covenant that is made by Combined Specialty pursuant to Section 2.01 of this Agreement;

                  (b) any action (or failure to take any reasonably available action) by any of the Combined Specialty Companies; or

                  (c) any acquisition or other transaction involving the capital stock of Combined Specialty (other than the distribution of the Combined Specialty Common Stock in the Distribution).

                  "COMBINED SPECIALTY TAXES" means any Taxes (excluding Restructuring Taxes) that are attributable to any of the Combined Specialty Companies (taking into account the allocation principles of Sections 3.05 and 3.08).

                  "CONTRIBUTION" has the meaning set forth in the third recital.

                  "CONTROLLING PARTY" has the meaning set forth in Section 5.01 of this Agreement.

                  "DISTRIBUTION" has the meaning set forth in the third recital.

                  "DISTRIBUTION AGREEMENT" has the meaning set forth in the third recital.

                  "FILING PARTY" has the meaning set forth in Section 4.01 of this Agreement.

                  "FINAL DETERMINATION" means with respect to any issue (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (ii) a closing agreement (whether or not entered into under Section 7121 of the Code) or any other binding settlement agreement (whether or not with the IRS) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (iii) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

                  "INDEMNITOR" has the meaning set forth in Section 5.02 of this Agreement.

                  "IRS" means the United States Internal Revenue Service.

                  "LIABLE PARTY" has the meaning set forth in Section 4.01 of this Agreement.

                  "POST-DISTRIBUTION PERIOD" means any taxable year or other taxable period beginning after the Distribution Date and, in the case of any taxable year or other taxable


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period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Distribution Date.

                  "PRE-DISTRIBUTION PERIOD" means any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.

                  "RESTRUCTURING TAXES" means any Taxes (and other liabilities, including, without limitation, liability to stockholders and the costs of defending against the imposition of such Taxes and other liabilities) imposed as a result of a Final Determination that (i) the Contribution failed to qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, (ii) the Distribution failed to qualify as a distribution described in Section 355 of the Code, or (iii) any stock or securities of Combined Specialty failed to qualify as "qualified property" within the meaning of Section 355(c)(2) or
Section 361(c)(2) of the Code because of the application of Section 355(d) or
Section 355(e) of the Code to the Distribution.

                  "RULING REQUEST" means the ruling request and any other materials (including, without limitation, the attachment and supplemental submissions to the IRS) delivered or deliverable by Aon and others in connection with the issuance by the IRS of the Tax Rulings.

                  "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means:

                  (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and

                  (ii) any Liability of either Party for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of either Party under any Tax sharing arrangement or Tax indemnity arrangement.

                  "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  "TAX RULINGS" means the rulings by the IRS deliverable to Aon in connection with the Contribution and the Distribution.


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                  "TRANSACTION TAXES" has the meaning set forth in Section
3.04(d) of this Agreement.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

                  2.01 COMBINED SPECIALTY. Combined Specialty hereby represents and warrants that: (i) it has examined the Ruling Request and the Tax Rulings, and (ii) the facts set forth therein, and the representations made therein, to the extent descriptive of the Combined Specialty Companies or the Combined Specialty Business (including, without limitation, the facts and representations in the Ruling Request and the Tax Rulings to the extent that they relate to any of the Combined Specialty Companies or the Combined Specialty Business, and the plans, proposals, intentions and policies of any of the Combined Specialty Companies and the Combined Specialty Business) were true, correct and complete in all material respects when the Tax Rulings were issued, and will be true, correct and complete in all material respects on the Distribution Date.

                  2.02 AON. Aon hereby represents and warrants that (i) it has examined the Ruling Request and the Tax Rulings, and (ii) the facts set forth therein, and the representations made therein, to the extent descriptive of the Aon Companies or the Retained Business and not descriptive of any of the Combined Specialty Companies or the Combined Specialty Business (including, without limitation, the facts and representations in the Ruling Request and the Tax Rulings to the extent that they relate to the Aon Companies or the Retained Business and do not relate to any of the Combined Specialty Companies or the Combined Specialty Business, and the plans, proposals, intentions and policies of the Aon Companies and the Retained Business, and not of any of the Combined Specialty Companies or the Combined Specialty Business) were true, correct and complete in all material respects when the Tax Rulings were issued, and will be true, correct and complete in all material respects on the Distribution Date.


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                                   ARTICLE III

              TAX RETURNS, TAX PAYMENTS AND TAX SHARING OBLIGATIONS

                  3.01 OBLIGATIONS TO FILE TAX RETURNS. (a) Aon shall timely file or cause to be filed all Tax Returns with respect to any of the Combined Specialty Companies that (i) are due on or before the Distribution Date or (ii) include any Pre-Distribution Period and are filed on a consolidated, combined or unitary basis and include any of the Combined Specialty Companies, on the one hand, and any of the Aon Companies, on the other hand (except, in all cases, with respect to any of the Combined Specialty Companies for which Aon would not have filed or caused to be filed a Tax Return in accordance with past practice). Combined Specialty shall timely file or cause to be timely filed any other Tax Return with respect to any of the Combined Specialty Companies. [CONSIDER MORE DETAILS PER SPECIFIC COUNTRY PROVISIONS.]

                  (b) Aon shall timely file or cause to be timely filed all Tax Returns with respect to any of the Aon Companies.

                  (c) Any consolidated, combined or unitary Tax Return filed on or after the Distribution Date that includes any of the Combined Specialty Companies for a Pre-Distribution Period shall be prepared on a basis consistent with the elections, methods of accounting, positions, conventions and principles of taxation and the manner in which any Tax item or other information is reported as reflected in comparable Tax Returns filed before the date of this Agreement. The preceding sentence shall not apply (1) to the extent otherwise contemplated or required by the Ruling Request, or (2) if there is a change in controlling law.

                  3.02 OBLIGATION TO REMIT TAXES. Aon and Combined Specialty shall each remit or cause to be remitted any Taxes due in respect of any Tax Return it is required to file or cause to be filed pursuant to Section 3.01, and shall be entitled to reimbursement for such payments to the extent provided in
Section 3.03.

                  3.03 TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS. (a) Combined Specialty shall be liable for and pay, and pursuant to Article X of the Distribution Agreement shall indemnify, defend, and hold harmless Aon and the Aon Indemnified Parties from and against, any and all Losses and Expenses incurred or suffered by Aon or one or more of the Aon Indemnified Parties in connection with, relating to, arising out of, or due to, directly or indirectly
(i) any Combined Specialty Taxes (including, for the avoidance of doubt, any Combined Specialty Taxes arising from a redetermination thereof from an audit or examination) and (ii) any amount determined to be Combined Specialty's liability under Section 3.04. Any payment made by Combined Specialty to Aon with respect to any Tax pursuant to this Section 3.03(a) shall be reduced by estimated payments with respect to such Tax previously made to Aon. Combined Specialty shall be entitled to any refund of or credit for Taxes for which Combined Specialty is responsible under this Section 3.03(a); provided, however, that Aon shall


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be entitled to any refund or credits for Taxes attributable to the 1996 sale of the Life Insurance Company of Virginia.

                  (b) Aon shall be liable for and pay, and pursuant to Article X of the Distribution Agreement shall indemnify, defend, and hold harmless Combined Specialty and the Combined Specialty Indemnified Parties from and against, any and all Losses and Expenses incurred or suffered by Combined Specialty or one or more of the Combined Specialty Indemnified Parties in connection with, relating to, arising out of, or due to, directly or indirectly
(i) any Aon Taxes (including, for the avoidance of doubt, any Aon Taxes arising from a redetermination thereof from an audit or examination) and (ii) any amount determined to be Aon's liability under Section 3.04. Any payment made by Aon to Combined Specialty with respect to any Tax pursuant to this Section 3.03(b) shall be reduced by estimated payments, if any, with respect to such Tax previously made to Combined Specialty. Aon shall be entitled to any refund of or credit for Taxes for which Aon is responsible under this Section 3.03(b) and for any refund or credit for Taxes attributable to the 1996 sale of The Life Insurance Company of Virginia.

                  (c) Except as set forth in this Agreement, the Distribution Agreement or any other Operating Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing agreements or practices between any of the Aon Companies, on the one hand, and any of the Combined Specialty Companies, on the other hand, shall be terminated with respect to the Combined Specialty Companies as of the Distribution Date.

                  3.04 RESTRUCTURING TAXES; OTHER TAXES RELATING TO THE CONTRIBUTION OR DISTRIBUTION. Combined Specialty and Aon shall each be liable for 50% of any Restructuring Taxes that are imposed as a result of neither a Combined Specialty Tainting Act nor an Aon Tainting Act. In the case of the imposition of a Restructuring Tax where there is both a Combined Specialty Tainting Act and an Aon Tainting Act, and each of the Combined Specialty Tainting Act and the Aon Tainting Act would alone be sufficient to result in the imposition of such Restructuring Tax, Combined Specialty and Aon shall each be liable for 50% of such Restructuring Tax. In the case of a Restructuring Tax that would not have been imposed but for the existence of both a Combined Specialty Tainting Act and an Aon Tainting Act, Combined Specialty and Aon shall be liable for such Restructuring Tax to the extent the Combined Specialty Tainting Act and the Aon Tainting Act, respectively, contributed to the imposition of such Restructuring Tax. Except as described in this Section 3.04, Combined Specialty shall be liable for Restructuring Taxes imposed solely as a result of a Combined Specialty Tainting Act, and Aon shall be liable for Restructuring Taxes imposed solely as a result of an Aon Tainting Act.

                  (b) Aon will determine the amount of sales, transfer, value added or other similar taxes or fees (including, without limitation, all real estate, patent, copyright and trademark transfer taxes and real estate recording fees but excluding patent, copyright, and trademark recording fees and Restructuring Taxes) payable in connection with the transactions


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contemplated by the Distribution Agreement (the "TRANSACTION TAXES"). Aon and
Combined Specialty shall each file promptly and timely the Tax Returns for such Transaction Taxes with the appropriate taxing authorities and remit payment of the Transaction Taxes. Transaction Taxes shall be the liability of the Person who or which is primarily liable therefor under applicable Tax law.

                  3.05 PERIOD THAT INCLUDES THE DATE OF DISTRIBUTION. (a) To the extent permitted by law or administrative practice, the taxable year of the Combined Specialty Companies shall be treated as closing at the close of the Distribution Date and all Tax computations resulting therefrom shall be made pursuant to the principles of Treasury Regulation Section 1.1502-76(b) or of a corresponding provision under the laws of an applicable state, local or foreign jurisdiction.

                  (b) If it is necessary for purposes of this Agreement to determine the Combined Specialty Taxes or Aon Taxes for a taxable year that begins on or before and ends after the Distribution Date and is not treated under Section 3.05(a) as closing at the close of the Distribution Date, the determination shall be made by assuming that such taxable year ended on a "closing of the books" basis at the close of the Distribution Date pursuant to Treasury Regulation Section 1.1502-76(b), except that exemptions, allowances or deductions that are calculated on an annual basis (such as property taxes [and guarantee fund credits]) shall be apportioned on a time basis.

                  3.06 ALLOCATION OF TAX ATTRIBUTES. In completing any Tax Returns to be filed or caused to be filed by Aon or Combined Specialty under
Section 3.01, tax items (including, but not limited to, net operating losses and net capital losses) shall be allocated to the entity, the operations of which produced such tax items, in each case unless otherwise prohibited by the relevant taxing authority.

                  3.07 CARRYBACK PROVISIONS. If, for any Post-Distribution Period, Combined Specialty recognizes a loss, credit, or similar tax attribute that, under applicable law, can or must be carried back to a Pre-Distribution Period during which any of the Combined Specialty Companies joined in filing a Tax Return on a consolidated, combined, or unitary basis with one or more of the Aon Companies, Aon shall, at Combined Specialty's expense, file appropriate refund claims within a reasonable period after being requested by Combined Specialty. Aon shall promptly remit to Combined Specialty any refunds received with respect to any Tax attribute so carried back.

                  3.08 ALLOCATION OF TAX LIABILITY. (a) With respect to the consolidated federal income tax liability of the Aon Affiliated Group for any Pre-Distribution Period, the amount of federal income taxes constituting Combined Specialty Taxes (other than with respect to Restructuring Taxes) shall be determined on a separate company basis using the "percentage method" described in Treasury Regulation Section 1.1502-33(d)(3). Thus, Combined Specialty shall pay for any reduction in the separate company liability of any of the


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Combined Specialty Companies because of the absorption of losses, credits or other tax attributes of any of the Aon Companies. Conversely, Combined Specialty shall be entitled to compensation to the extent that the absorption of any of the Combined Specialty Companies' losses, credits, or other tax attributes reduces the Aon Affiliated Group's consolidated federal income tax liability.

                  (b) The amount of any other Taxes (other than Restructuring Taxes) constituting Combined Specialty Taxes determined on a combined, consolidated or unitary basis with any of the Aon Companies shall be determined on a separate company basis by applying the principles underlying the "percentage method" described in Treasury Regulation Section 1.1502-33(d)(3). Thus, Combined Specialty's share of such Taxes will generally equal the Tax liability that the Combined Specialty Companies would have had if they had filed a separate return for the relevant period. Combined Specialty shall be required to pay Aon to the extent that any of the Combined Specialty Companies' separate company liability is reduced by the absorption of losses, credits or other tax attributes of any of the Aon Companies. Conversely, Aon shall compensate Combined Specialty to the extent that the absorption of any of the Combined Specialty Companies' losses, credits, or other tax attributes reduces the combined tax liability.


                                   ARTICLE IV

                                    PAYMENTS

                  4.01 GENERAL TAX PAYMENTS. With respect to any Taxes for which one party (the "LIABLE PARTY") is liable under Section 3.03 and that are to be remitted in connection with Tax Returns to be filed by the other party (the "FILING PARTY") after the Distribution Date pursuant to Sections 3.01 and 3.02,
(i) upon the request of the Filing Party, the Liable Party shall promptly provide to the Filing Party all information necessary to enable the Filing Party to file such Tax Returns and (ii) assuming compliance by the Liable Party with the Liable Party's obligations under clause (i) (or written waiver by the Filing Party of such compliance), the Filing Party shall, not later than [forty-five
(45)] days prior to the due date for remitting such Taxes (or, if the due date is within [forty-five (45)] days after the Distribution Date, as promptly following the Distribution Date as possible) provide the Liable Party with a written request showing in reasonable detail the calculation of the amount of Taxes (and any other amounts) owing by the Liable Party to the Filing Party pursuant to this Agreement. The Liable Party shall have the right to object in writing to such calculation on or before [twenty-one (21)] days after the date on which such request is provided to the Liable Party, on the grounds that there is substantial authority that such calculation is incorrect; provided that if the Liable Party so objects, (i) the Filing Party and the Liable Party shall promptly submit the dispute to an Independent Firm in accordance with Article VIII of this Agreement. The Liable Party shall pay to the Filing Party any amount not in dispute on or before the [thirtieth (30th)] day following the receipt of such request by the Liable Party, with additional amounts to be paid by the Liable Party (together with interest at the Applicable Federal Rate accruing from the date on which such Tax Return is filed)


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promptly upon resolution of any objection.

                  4.02 OTHER PAYMENTS. Other payments due to a party under
Section 3.03 shall be due not later than [twenty (20)] days after the receipt or crediting of a refund or the receipt of notice of a Final Determination to the effect that the indemnified party is liable for an indemnified cost, together with interest at a rate equal to the Applicable Federal Rate from the date on which the indemnifying party receives such receipt, credit or notice.

                  4.03 NOTICE. Aon and Combined Specialty shall give each other prompt written notice of any payment that may be due under this Agreement.


                                    ARTICLE V

                                   TAX AUDITS

                  5.01 GENERAL. Except as otherwise provided in this Agreement, each of Combined Specialty and Aon (as the case may be, the "CONTROLLING PARTY") shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under Section 3.01 [; provided, however, that Combined Specialty shall be the Controlling Party with respect to
(i) any Tax Return of any of the Combined Specialty Companies that is not filed on a consolidated, combined or unitary basis with, and does not otherwise affect, any of the Aon Companies and (ii) any other Tax Returns involving the Combined Specialty Companies if Aon determines in its sole discretion that the only issues remaining in dispute in connection with such audit or proceeding are issues for which Combined Specialty has sole liability under this Agreement and could not otherwise adversely affect any of the Aon Companies, provided in each case that Combined Specialty shall have first notified Aon in writing of its intention to be the Controlling Party and shall have agreed with Aon in writing that, as between Aon and Combined Specialty, Combined Specialty shall be liable for any Taxes that result from such audit or proceeding.] Except as provided in
Section 5.03, the Controlling Party shall have the sole right to contest the audit or proceeding and to employ advisors of its choice at its expense.

                  5.02 INDEMNIFIED CLAIMS IN GENERAL. Aon or Combined Specialty shall promptly notify the other in writing upon the receipt of an actual notice of assessment by the relevant Taxing authority of an adjustment to a Tax Return that may result in liability of the other party (the "INDEMNITOR") under this Agreement. If the Indemnitor is not also the Controlling Party, the Controlling Party shall provide the Indemnitor with information about the nature and amounts of the proposed adjustments and, subject to additional rights of the Indemnitor in certain circumstances under Section 5.03 of this Agreement, shall permit the Indemnitor to participate in the proceeding at the Indemnitor's own expense; provided, however, that the Controlling Party shall not be required to indemnify the Indemnitor if the Controlling Party fails to notify or provide such information to the Indemnitor, unless the Indemnitor is materially prejudiced thereby. The Indemnitor shall pay all (or, in the case of Restructuring Taxes for which liability is


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shared under Section 3.04(a) of this Agreement, a portion based on the
Indemnitor's share of such Restructuring Taxes) reasonable expenses (including, but not limited to, legal and accounting fees) incurred by the Controlling Party in connection with the assessment or adjustment within seven (7) days after a written request by the Controlling Party.

                  5.03 CERTAIN TAX CLAIMS. (a) Any issues (other than issues relating to Restructuring Taxes for which liability is shared under Section 3.04(a), which shall be excluded from the provisions of this Section 5.03) raised by the relevant Taxing authority in any Tax inquiry, audit, examination, investigation, dispute, litigation or other proceeding that would result in liability to the Indemnitor under this Agreement that in the aggregate would equal or exceed $250,000 with respect to any taxable year are defined as a Claim (a "CLAIM"). Except as provided in Section 5.03(d) and notwithstanding any other provision of this Agreement that may be construed to the contrary, the Controlling Party agrees to contest any Claim and not to settle any Claim without prior written consent of the Indemnitor, provided that (i) the Controlling Party shall provide notice to Indemnitor pursuant to Section 5.02 of any Claim, (ii) within [thirty (30)] days after such notice is received by the Indemnitor, the Indemnitor shall request in writing that such Claim be contested and the Indemnitor shall provide an opinion of independent tax counsel, selected by the Indemnitor and reasonably acceptable to the Controlling Party, to the effect that it is more likely than not that a Final Determination will be substantially consistent with the Indemnitor's position relating to such Claim,
(iii) the Indemnitor shall agree to pay (and shall pay) on demand all out-of-pocket costs, losses and expenses (including, but not limited to, legal and accounting fees) paid or incurred by the Controlling Party in connection with contesting such Claim, and (iv) the Controlling Party, after reasonable consultation with the Indemnitor, shall determine in the Controlling Party's sole discretion the nature of all actions to be taken to contest such Claim, including (x) whether any action to contest such Claim shall initially be by way of judicial or administrative proceeding, or both, (y) whether any such Claim shall be contested by resisting payment thereof or by paying the same and seeking a refund thereof, and (z) the court or other judicial body before which judicial action, if any, shall be commenced. To the extent the Indemnitor is not participating, the Controlling Party shall keep the Indemnitor (and, upon request by the Indemnitor, its counsel) informed as to the progress of the contest.

                  (b) If the Indemnitor requests that the Controlling Party accept a settlement of a Claim offered by the relevant Taxing authority and if such Claim may, in the reasonable discretion of the Controlling Party, be settled without prejudicing any claims the relevant Taxing authority may have with respect to matters unrelated to the Claim, the Controlling Party shall either accept such settlement offer or agree with the Indemnitor that the Indemnitor's liability with respect to such Claim shall be limited to the lesser of (i) an amount calculated on the basis of such settlement offer plus interest owed to the relevant Taxing authority on the date of eventual payment or (ii) the amount calculated on the basis of a Final Determination.

                  (c) If the Controlling Party shall elect to pay the Tax claimed and seek a refund, the Indemnitor shall lend sufficient funds on an interest-free basis to the Controlling Party (with no net after-tax cost to the Controlling Party), to cover any applicable indemnity obligations of the Indemnitor. To the extent such refund claim is ultimately disallowed, the loan or portion thereof equal to the amount of the refund claim so disallowed shall be applied against the Indemnitor's obligation to make indemnity payments pursuant to this Agreement. To the extent such refund claim is allowed, the Controlling Party shall pay to the Indemnitor all amounts advanced to the Controlling Party with respect to the indemnity obligation within [ten (10)] days of the receipt of such refund (or if the Controlling Party would have received such refund but for the existence of a counterclaim or other claim not indemnified by the Indemnitor under this Agreement, within [ten (10)] days of the final resolution of the contest), plus an amount equal to any interest received (or that would have been received) from the relevant Taxing authority that is properly attributable to such amount.

                  (d) Except as provided below, the Controlling Party shall not settle a Claim that the Indemnitor is entitled to require the Controlling Party to contest under Section 5.03(a) without the prior written consent of the Indemnitor. At any time, whether before or after commencing to take any action pursuant to this Section 5.03 with respect to any Claim, the Controlling Party may decline to take action with respect to such Claim and may settle such Claim without the prior written consent of the Indemnitor by notifying the Indemnitor in writing that the Indemnitor is released from its obligations to indemnify the Controlling Party with respect to such Claim (which notification shall release the Indemnitor from such obligations except to the extent the Indemnitor has agreed in writing that it would be willing to have its liability calculated on the basis of a settlement offer, as provided in Section 5.03(b), at that point in the contest) and with respect to any Claim related to such Claim or based on the outcome of such Claim. If the Controlling Party settles any Claim or otherwise takes or declines to take any action pursuant to this paragraph, the Controlling Party shall pay to the Indemnitor any amounts paid or advanced by the Indemnitor with respect to such Claim (other than amounts payable by the Indemnitor in connection with a settlement offer pursuant to Section 5.03(b)), plus interest attributable to such amounts.


                                   ARTICLE VI

                                   COOPERATION

                  6.01 GENERAL. Aon and Combined Specialty shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments that do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Post-Distribution Period. Each party agrees to treat the Contribution and Distribution for all income Tax purposes as not causing the recognition of any income, gain or loss [(except with respect to the payment of cash in lieu of fractional shares)].

                  6.02 COOPERATION WITH RESPECT TO TAX RETURN FILINGS, EXAMINATIONS AND TAX RELATED CONTROVERSIES. (a) In addition to any obligations imposed pursuant to the Distribution Agreement, each of the Aon Companies shall fully cooperate with Combined Specialty and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return required to be filed by Combined Specialty pursuant to this Agreement, by or for any of the Combined Specialty Companies.

                  (b) Combined Specialty shall fully cooperate with Aon and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return required to be filed by Aon pursuant to this Agreement. Such cooperation shall include, but not be limited to, (x) the execution and delivery to Aon by Combined Specialty of any power of attorney required to allow Aon and its counsel to participate in or control any inquiry, audit or other administrative proceeding and to assume the defense or prosecution, as the case may be, of any suit, action or proceeding pursuant to the terms of and subject to the conditions set forth in Article V of this Agreement, and (y) making available to Aon, during normal business hours, and within fifteen (15) days of any written request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other matter.


                                   ARTICLE VII

                          RETENTION OF RECORDS; ACCESS

                  The Aon Companies and the Combined Specialty Companies shall retain all Information in accordance with Section 12.4 of the Distribution Agreement.


                                  ARTICLE VIII

                                    DISPUTES

                  If Aon and Combined Specialty cannot agree on the calculation of any liability under this Agreement, or the interpretation or application of any provision under this Agreement, either party may provide to the other party written notice of intent to invoke the dispute resolution procedures of this
Article VIII. Within [ten (10)] days following the receipt of such written notice, Aon and Combined Specialty shall jointly retain a tax attorney that is a member of a nationally recognized law firm or "big five" accounting firm, which firm is independent of both parties (the "Independent Firm"), to resolve the dispute. If the parties cannot jointly agree on an Independent Firm to resolve the dispute within the [ten (10)] day period, then each party shall select a nationally recognized law firm or "big five" accounting firm, which firm is independent of both parties, and both law or accounting firms shall jointly select an Independent Firm which shall make the determination under this Article VIII. The Independent Firm shall act as an arbitrator to resolve all point of disagreement and its decision shall be final and binding upon all parties involved. The Independent Firm shall determine the appropriate outcome based upon this Agreement with respect to each disputed item. The Independent Firm shall have [ninety (90)] days from the date that it is selected in which to make such determinations, unless Aon and Combined Specialty mutually agree on an extension of such period or the Independent Firm, in its discretion, determines that an extension of such period is warranted by exceptional circumstances. Aon and Combined Specialty shall provide the Independent Firm with such information or documentation as the Independent Firm deems in its discretion to be necessary for it to make the determinations requested of it. Any determination by the Independent Firm shall be in writing. Following the decision of the Independent Firm, Aon and Combined Specialty shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne by the party that such Independent Firm determines has lost the dispute.


                                   ARTICLE IX

                           TERMINATION OF LIABILITIES

                  Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall survive indefinitely.


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

                  It is acknowledged that, as set forth more fully in the Distribution Agreement, (i) Transferred Assets include any right, title or interest in any Tax refund, credit or benefit to which Combined Specialty or any of its Subsidiaries is entitled in accordance with the terms of this Agreement,
(ii) Assumed Liabilities include all liabilities for which Combined Specialty is liable in accordance with the terms of this Agreement, (iii) Retained Assets include any right, title or interest of Aon in any tax refund, credit or benefit to which Aon is entitled in accordance with the terms of this Agreement, and
(iv) Retained Liabilities include all liabilities for which Aon is liable in accordance with the terms of this Agreement. It is further acknowledged that rights, obligations and indemnification with respect thereto are set forth in the Distribution Agreement.

                  Accordingly, it is further acknowledged that Articles X, XI, XII and XIII of the Distribution Agreement shall govern, as relevant, this Agreement as if the Distribution Agreement and this Agreement were a single agreement; provided, that to the extent of any inconsistency between the provisions of this Agreement and such provisions of the Distribution

Agreement, the provisions of this Agreement shall apply in applying this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                 AON CORPORATION



                                 By:

                                      [name]
                                      [title]



                                 COMBINED SPECIALTY CORPORATION



                                 By:

                                      [name]
                                      [title]


                                 SIGNATURE PAGE
                                     TO THE
                    TAX SHARING AND DISAFFILIATION AGREEMENT